Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-203259 on Form S-3 of our report dated February 27, 2015 (July 2, 2015 as to Note 22), relating to the consolidated balance sheets as of December 31, 2014 and 2013 and the related consolidated statements of operations, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2014 of Genesis Energy, L.P. and subsidiaries (the “Partnership”) and the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2014, incorporated by reference in the Partnership’s Current Report on Form 8-K filed July 2, 2015.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

July 6, 2015